Exhibit 8.1

Morgan, Lewis & Bockius llp

1701 Market Street
Philadelphia, PA 19103-2921

Tel. 215.963.5000

Fax: 215.963.5001

www.morganlewis.com

September 17, 2014

Gramercy Property Trust Inc.

521 Fifth Avenue, 30th Floor

New York, NY 10175

Re: Registration Statement on Form S-3 (Reg. No. 333-198406)

Dear Ladies and Gentlemen:

We have acted as counsel to Gramercy Property Trust Inc., a Maryland corporation (the “Company”),[1] GPT Property Trust LP, a Delaware limited partnership (the “Operating Partnership”),[2] GPT Realty Management OP, LLC, a Delaware limited liability company (the “Manager”), Gramercy Investment Trust, a Maryland real estate investment trust (the “First Private REIT”), and Gramercy Investment Trust II, a Maryland real estate investment trust (the “Second Private REIT”), together with the First Private REIT (the “Private REITs”), in connection with the preparation of a registration statement on Form S-3 (Reg. No. 333-198406) (the “Registration Statement”) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 27, 2014, as amended through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time-to-time of up to 22,243,703 shares of common stock, $0.001 par value per share of the Company (the “Common Stock”) that could be issuable upon exchange of the 3.75% Exchangeable Senior Notes due 2019 of the Operating Partnership (the “Offering”), as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

In connection with the Offering of the Common Stock, you have requested our opinion regarding (a) whether the Company and the Private REITs have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for the Company’s taxable years ending on and after December 31, 2004, the First Private REIT’s taxable years ending on or after December 31, 2005, and the Second Private REIT’s taxable years ending on or after December 31, 2007, and ending December 31, 2013, (b) whether the Company’s and the Private REITs’ current organization and method of operations will enable them to continue to meet the requirements for qualification and taxation as a REIT, and (c) whether any discussion under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus filed as part of the Registration Statement, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

1 The Company was formed in 2004 as Gramercy Capital Corp. On April 12, 2013, Gramercy Capital Corp. changed its name to Gramercy Property Trust Inc. All references herein to the Company shall include its predecessor Gramercy Capital Corp. with respect to the period in which it was in existence.

2 The Operating Partnership was formed in 2006 as GKK Capital L.P. On April 12, 2013, GKK Capital L.P. changed its name to GPT Property Trust LP. All references herein to the Operating Partnership shall include its predecessor GKK Capital L.P. with respect to the period in which it was in existence.

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Gramercy Property Trust Inc.

September 17, 2014

The opinions set forth in this letter are based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following:

1.	the Articles of Incorporation of the Company;

2.	the Articles of Amended and Restated of Declaration of Trust of the First Private REIT;

3.	the Articles of Amended and Restated of Declaration of Trust of the Second Private REIT;

4.	the bylaws of each of the Company and the Private REITs;

5.	the Officer’s certificate dated as of the date hereof, provided to us by the Company;

6.	the Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of July 31, 2014, as amended;

7.	the Registration Statement (including exhibits thereto) and the Prospectus; and

8.	various prior tax opinions issued by other tax counsel.

The opinions set forth in this letter also are based on certain written factual representations and covenants made by officers of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s certificate”) relating to, among other things, those factual matters as are germane to the determination that the Company and the entities in which it holds direct or indirect interests, have been and will be formed, owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code (collectively, the Officer’s certificate and the documents described in the immediately preceding paragraph are referred to herein as the “Reviewed Documents”).

Gramercy Property Trust Inc.

September 17, 2014

In our examination of the Reviewed Documents, we have assumed with your consent that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) each of the Company, the First Private REIT and the Second Private REIT, at all times, will operate in accordance with the method of operation described in its organizational documents and the Officer’s Certificate; (vii) the Company, the First Private REIT and the Second Private REIT, will not make any amendments to their organizational documents or the operating partnership agreement of the Operating Partnership after the date of this opinion that would affect their qualification as a REIT for any taxable year, (viii) each partner of the Operating Partnership (a “Partner”) that is a corporation or other entity has a valid legal existence, (ix) each Partner has full power, authority, and legal right to enter into and to perform the terms of the Agreement of the Operating Partnership and the transactions contemplated thereby, and no action will be taken by the Company, the First Private REIT, the Second Private REIT, the Operating Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

For purposes of rendering the opinions stated below, we have also assumed with your consent: (i) the accuracy of the representations contained in the Officer’s Certificate and that each representation contained in such Officer’s Certificate to the best of the Company's knowledge, the First Private REIT’s knowledge and the Second Private REIT’s knowledge is accurate and complete without regard to such qualification as to the best of the Company's knowledge, the First Private REIT’s knowledge and the Second Private REIT’s knowledge, (ii) during its taxable years ended December 31, 2004, through December 31, 2013, and all subsequent taxable years, each of the Company, the First Private REIT and the Second Private REIT, respectively, has operated and will operate in a such a manner that has made and will make the representations contained in the Officer’s Certificate true for all such years, (iii) the Officer’s Certificate and all other information furnished to us, accurately describes all material facts referenced therein, (iv) the factual statements, assumptions and representations described in the Registration Statement regarding the Company, the Private REITs and the Operating Partnership and their subsidiaries’ organization, income, assets, activities, operations and share ownership are accurate and complete, (v) the factual representation and covenants provided to your other tax counsel in support of the various tax opinions issued to the Company, the Private REITs or the Operating Partnership are accurate and complete and that you will take no action inconsistent with such opinions, and (vi) the correctness of prior tax opinions received by the Company or the Private REITs from other counsel with respect to the status of the Company and the Private REITs as REITs, as well as related tax matters, as of the date of such opinions.

Where the factual representations contained in the Officer’s Certificate involve matters of law, we have explained to the Company’s representatives the relevant and material sections of the Code, the Treasury Regulations, published rulings of the IRS and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations. As of the date hereof, no facts have come to our attention, which would lead us to believe that we are not justified in relying upon the Officer’s certificate. These representations and covenants relate, in some cases, to transactions and investments for which we did not act as the primary counsel to the Company, the First Private REIT or the Second Private REIT. For purposes of our opinion and with respect to such transactions, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officer’s certificate, the Registration Statement or in any of the Reviewed Documents and have assumed and relied on the representation of the Company, the First Private REIT and the Second Private REIT that the statements, representations and covenants contained in the Officer’s certificate, the Registration Statement and the Reviewed Documents accurately and completely describe all of the facts described therein, and that such facts, and the documents provided by the Company, the First Private REIT and the Second Private REIT are believed, by the Company, the First Private REIT and the Second Private REIT, to constitute all of the material facts and documents relevant to our opinion.

Gramercy Property Trust Inc.

September 17, 2014

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that: a) commencing with the Company’s taxable year ended December 31, 2004, the First Private REIT’s taxable year ended December 31, 2005, and the Second Private REIT’s taxable year ended December 31, 2007, each of the Company and the Private REITs has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, b) each of the Company’s and Private REITs’ current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2014, and thereafter, and c) the discussion under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Our opinion does not preclude the possibility that the Company, the First Private REIT or the Second Private REIT may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company, the First Private REIT or the Second Private REIT to cure certain violations of the requirement for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company, the First Private REIT or the Second Private REIT to pay significant penalty or excise taxes. Moreover, the Company’s, the First Private REIT’s and the Second Private REIT’s qualification as a REIT depends upon the ability of the Company, the First Private REIT and the Second Private REIT to meet for each taxable year, through actual annual operating results, requirements under the Code, regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company’s, the First Private REIT’s and the Second Private REIT’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s, the First Private REIT’s and the Second Private REIT’s operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s certificate.

This letter is limited to those matters expressly covered and no opinion is expressed in respect of any other matter. This letter may not be relied upon by you for any other purpose, or furnished to, quoted in whole or in part or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

Gramercy Property Trust Inc.

September 17, 2014

The opinions set forth in this letter are rendered only to you, and are solely for your use in connection with the issuance of the Common Stock by the Company pursuant to the Prospectus and for your submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Common Stock (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report, the incorporation by reference of the Current Report into the Registration Statement, to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Considerations” of the Prospectus, as of the date hereof. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP